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                                                                   Exhibit 10.16


                                   CAIS, INC.
                             1232 22nd Street, N.W.
                            Washington, D.C.  20037
                              Tel. (202) 463-8500
                               Fax (202) 463-7190


                                         August 1, 1997

Mr. David D. Goodman
Inline Connection Corporation
730 N. Danville Street
Arlington, VA  22201

Dear David:

This will confirm our agreement regarding certain modifications to the November 5, 1996 Agreement for Cooperative Use of Communication Patents among Inline Connection Corporation, you in your individual capacity, and CAIS, Inc. (the "Agreement").

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agreement is hereby amended and modified as follows:

1. Section 12 of the Agreement currently provides in pertinent part that "Should CAIS find patent protection desirable on new developments by David D. Goodman or other Inline personnel covered by this Agreement, Inline shall file appropriate patent application and will prosecute such application at Inline's expense." Inline has requested, and CAIS has agreed, that because of the recent increase in patent related expenses and the expectation that such increased expenses will continue in the near term, that this arrangement be modified as follows:

     a. Upon request by Inline, CAIS shall advance funds to Inline for the purpose of Inline's payment of expenses related to patent applications and prosecutions contemplated by the provisions of Section 12 of the Agreement (the "Patent Expenses") provided that:

          (i) Inline has received CAIS's approval and consent prior to authorizing and incurring such Patent Expenses; and

          (ii) Inline has complied with its obligation under Section 12 of the Agreement to consult with attorneys for CAIS regarding the scope and sufficiency of patent protection for the TWP technology covered by the Agreement.

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     b.  Such advances by CAIS shall accrue interest at a rate of 8% per annum from the date they are advanced to Inline until repaid. If not repaid by Inline sooner, such advances, including accrued interest, shall be recoverable by CAIS from Inline as a partial offset against royalty payments otherwise due from CAIS to Inline pursuant to Sections 7 and/or 8 of the Agreement. For purposes of this provision, partial offset shall mean that CAIS shall be entitled to hold back and apply to such recovery fifty percent (50%) of the royalties otherwise due from CAIS to Inline.

     c. If and to the extent the Agreement is terminated for any reason prior to the full offset of such advances and accrued interest by royalties otherwise becoming due from CAIS to Inline, then the balance, if any, of such advances including accrued interest, shall be due and payable from Inline to CAIS not later than 90 days from the effective date of such termination.

2. During the term of the Agreement, and for a period of one year thereafter, neither Inline nor CAIS shall attempt to hire away the other's employees or provide the other's employees with any form of compensation or inducement that was not approved in advance by the employing entity.


All other terms and conditions of the Agreement remain in full force and effect.

If the above reflects your understanding and meets with your approval, please so indicate by countersigning below on behalf, respectively, of Inline and in your individual capacity.
Sincerely,

CAIS, Inc.

By: /s/ Ulysses G. Auger, II
    -----------------------------------
      Ulysses G. Auger, II, President


                          Agreed to:

                          Inline Connection Corporation

                          By: /s/ David D. Goodman
                              --------------------------------
                              David D. Goodman, President

                                   8/11/97
                          ---------------------
                          Date


                          Agreed to:

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                          /s/ David D. Goodman
                          --------------------------------
                          David D. Goodman, in his individual capacity

                                   8/11/97
                          ------------------------
                          Date

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